C E R T I F I E D P U B L I C A C C O U N T A N T S

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109419 of PremierWest Bancorp on Form S-8 of our report dated June 28, 2006 appearing in this Annual Report on Form 11-K of the PremierWest Bancorp 401(k) Profit Sharing Plan for the year ended December 31, 2005.

Medford, Oregon
June 28, 2006